UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _)
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CRG Liquidation Company
(formerly The Cronos Group)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     On August 1, 2007, the shareholders of CRG Liquidation Company (formerly The Cronos Group) (the “Company”) approved the sale of the Company’s assets to CRX Acquisition Ltd. (“Purchaser”), pursuant to the Asset Purchase Agreement among the Company, Purchaser and FB Transportation Capital LLC (the “Assets Sale”), and the closing of the Assets Sale occurred promptly thereafter. At the meeting, the shareholders also approved the Company’s Plan of Liquidation and Dissolution. As part of the Assets Sale, the Company changed its name to “CRG Liquidation Company.”
     Set forth below is the text of the press release issued by the Company after closing of the Assets Sale.
“August 1, 2007
Press Release
The Cronos Group Announces
Closing of Assets Sale
Luxembourg — (Business Wire) — August 1, 2007 — The Cronos Group (Nasdaq: CRNS) announced today that its shareholders had approved the Asset Purchase Agreement by and among Cronos and CRX Acquisition Ltd. (“CRX”) and FB Transportation Capital LLC, and related matters. Shareholders owning 81% of Cronos' outstanding shares voted in favor of the transaction proposals. Of those shareholders voting, holders of 99% of the shares voted in favor of the transaction proposals. Closing of the assets sale occurred promptly after the conclusion of the meeting of shareholders in Luxembourg. Cronos sold all of its assets to CRX for a cash payment of $133,679,640 and CRX assumed all of Cronos’ liabilities. From the proceeds of sale, Cronos will now proceed to make a liquidating distribution to each of its shareholders in the amount of $16.00 per share, without interest.
Cronos’ shareholders also approved a change in Cronos’ name to “CRG Liquidation Company.”
Cronos has requested that trading in its common shares be suspended, effective market close this date.
For further information, please contact:
Cronos:
Elinor A. Wexler
Assistant Secretary
(415) 677-8990
ir@cronos.com”
     Set forth below is the text of the letter being sent by the Company on August 1, 2007 to its shareholders concerning the approval and closing of the Assets Sale.

“ CRG Liquidation Company
(Formerly The Cronos Group)
5, rue Guillaume Kroll
L-1882 Luxembourg
August 1, 2007

To:	The Shareholders of CRG Liquidation Company (formerly known as The Cronos Group)

Re:	Approval of Assets Sale to CRX Acquisition Ltd.; Liquidating Distribution of $16.00 per Share
Ladies and Gentlemen:
     I am pleased to announce that at the special shareholders’ meeting held earlier today, our shareholders approved the sale of our assets to CRX Acquisition Ltd. pursuant to the Asset Purchase Agreement we entered into with CRX on February 28, 2007.
     Promptly following the meeting, the closing of the assets sale took place, and CRX deposited with our paying agent, Computershare Trust Company, N.A. (“Computershare”) the sale proceeds of $133,679,640. From this cash payment, we will now proceed to make a liquidating distribution to each of our shareholders in the amount of $16.00 per share.
     To receive the liquidating distribution on your shares, you must complete the enclosed Share Exchange Form. For those of you who are U.S. citizens or entities organized in the U.S., complete the enclosed Form W-9; for those of you who are non-U.S. citizens or foreign entities, complete the enclosed Form W-8 BEN. Return the Share Exchange Form and the Form W-9 or W-8 BEN, as applicable, to Computershare in the enclosed return envelope, together with your share certificate(s) for cancellation. If you have lost your certificate(s), complete the lost certificate certification on the second page of the Form.
     For those of you who would like to be paid your liquidating distribution in a currency other than U.S. dollars, please complete and return to Computershare the enclosed Global Currency Payment Registration Form (“Global Currency Form”). You need not complete and return the Global Currency Form if you want to be paid your liquidating distribution in U.S. dollars.
     The Company’s common shares will cease to trade on the Nasdaq Global Market at market close today.
     I want to personally thank each of you for your support of Cronos over these years. This marks the end of an era. All of us at Cronos are proud of what we have accomplished. We wish you all the best.

     If you need assistance in completing the enclosed forms, feel free to call Computershare at (800) 546-5141 or Cronos at (415) 677-8990, or contact us by email to ir@cronos.com.

Very truly yours
/s/ Dennis J. Tietz
Dennis J. Tietz
Chief Executive Officer ”

Additional Information
     Additional information concerning the Assets Sale and the Company’s liquidation and dissolution can be found in the definitive proxy statement filed by the Company with the SEC on June 22, 2007 and mailed to the Company’s shareholders on June 28, 2007.

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